EXHIBIT (4)

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 9th day of August, 2010, by and among Eaton Vance Investment Trust, a Massachusetts business trust (“Investment Trust”) on behalf of its series Eaton Vance California Limited Maturity Municipal Income Fund (“California Limited Fund”) and Investment Trust, on behalf of its series Eaton Vance National Limited Maturity Municipal Income Fund (“National Limited Fund”).

WITNESSETH

     WHEREAS, Investment Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as California Limited Fund and National Limited Fund), and the Trustees of Investment Trust have divided the shares of California Limited Fund and National Limited Fund into Class A, Class B and Class C shares (“California Limited Fund Shares” and “National Limited Fund Shares”);

     WHEREAS, Investment Trust desires to provide for the reorganization of California Limited Fund through the acquisition by National Limited Fund of substantially all of the assets of California Limited Fund in exchange for National Limited Fund Shares in the manner set forth herein; and

     WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	Definitions

	1.1	The term “1933 Act” shall mean the Securities Act of 1933, as amended.

	1.2	The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

	1.3	The term “Agreement” shall mean this Agreement and Plan of Reorganization.

	1.4	The term “Assumed Liabilities” shall mean all liabilities, expenses, costs, charges and receivables of California Limited Fund as of the Close of Trading on the New York Stock
Exchange on the Valuation Date. Included therein for the National Limited Fund Class B and Class C shall be the uncovered distribution charges under the California Limited
Fund Class B and Class C Distribution Plans, or, if lower, the amount of contingent deferred sales charges that would be paid by all California Limited Class B and Class C shareholders if they redeemed on the Closing Date; such amount shall be treated as uncovered distribution charges under the National Limited Fund Class B and Class C
Distribution Plans.

	1.5	The term “Business Day” shall mean any day that the New York Stock Exchange is open.

	1.6	The term “Close of Trading on the NYSE” shall mean the close of regular trading on the
New York Stock Exchange, which is usually 4:00 p.m. Eastern time.

	1.7	The term “Closing” shall mean the closing of the transaction contemplated by this
Agreement.

	1.8	The term “Closing Date” shall mean November 5, 2010, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the
Closing is to take place.

	1.9	The term “Commission” shall mean the Securities and Exchange Commission.

	1.10	The term “Custodian” shall mean State Street Bank and Trust Company.

	1.11	The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this
Agreement.

	1.12	The term “Investment Trust N-14” shall mean Investment Trust’s registration statement on
Form N-14, including a Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers the National Limited Fund
Shares to be issued in connection with this transaction.

	1.13	The term “National Limited Fund Investment Trust N-1A” shall mean the registration statement, as amended, on Form N-1A of Investment Trust with respect to National
Limited Fund in effect on the date hereof or on the Closing Date, as the context may require.

	1.14	The term “NYSE” shall mean the New York Stock Exchange.

	1.15	The term “California Limited Fund Investment Trust N-1A” shall mean the registration statement, as amended, on Form N-1A of Investment Trust with respect to California
Limited Fund in effect on the date hereof or on the Closing Date, as the context may require.

	1.16	The term “Proxy Statement” shall mean the Proxy Statement/Prospectus furnished to the
California Limited Fund shareholders in connection with this transaction.

	1.17	The term “Securities List” shall mean the list of those securities and other assets owned by Investment Trust, on behalf of California Limited Fund, on the Delivery Date.

	1.18	The term “Valuation Date” shall mean the day of the Closing Date.

2.	Transfer and Exchange of Assets

	2.1	Reorganization of California Limited Fund. At the Closing, subject to the requisite approval of the California Limited Fund’s shareholders and the terms and conditions set forth herein, Investment Trust shall transfer all of the assets of California Limited Fund and assign all Assumed Liabilities to National Limited Fund, and National Limited Fund
shall acquire such assets and shall assume such Assumed Liabilities upon delivery by
National Limited Fund to California Limited Fund on the Closing Date of Class A, Class B
and Class C National Limited Fund Shares (including, if applicable, fractional shares)
having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, National Limited Fund will receive good and marketable title thereto free and clear of all liens.

	2.2	Computation of Net Asset Value. The net asset value per share of the National Limited
Fund Shares and the net value of the assets of California Limited Fund subject to this
Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the National Limited Fund Shares shall be computed in the manner set forth in the National Limited Fund Investment Trust Form N-1A. In determining the value of the securities transferred by California Limited Fund to National Limited Fund, such assets shall be priced in accordance with the policies and procedures described in the
National Limited Fund Investment Trust N-1A.

3.	Closing Date, Valuation Date and Delivery

	3.1	Closing Date. The Closing shall be at the offices of Eaton Vance Management, Two
International Place, Boston, MA 02110 immediately after the close of business on the
Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties.

	3.2	Valuation Date. Pursuant to Section 2.2, the net value of the assets of California Limited
Fund and the net asset value per share of National Limited Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of Investment Trust with respect to California Limited Fund will be permanently closed, and sales of California
Limited Fund Shares shall be suspended, as of the close of business of Investment Trust on the Valuation Date. Redemption requests thereafter received by Investment Trust with respect to California Limited Fund shall be deemed to be redemption requests for
National Limited Fund Shares to be distributed to shareholders of California Limited Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

In the event that trading on the NYSE or on another exchange or market on which securities held by the California Limited Fund are traded shall be disrupted on the
Valuation Date so that, in the judgment of Investment Trust, accurate appraisal of the net assets of California Limited Fund to be transferred hereunder or the assets of National
Limited Fund is impracticable, the Valuation Date shall be postponed until the first
Business Day after the day on which trading on such exchange or in such market shall, in the judgment of Investment Trust, have been resumed without disruption. In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

	3.3	Delivery of Assets. After the close of business on the Valuation Date, Investment Trust shall issue instructions providing for the delivery of all of its assets held on behalf of
California Limited Fund to the Custodian to be held for the account of National Limited
Fund, effective as of the Closing. National Limited Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.	California Limited Fund Distributions and Termination

	4.1	As soon as reasonably practicable after the Closing Date, Investment Trust shall pay or make provisions for the payment of all of the debts and taxes of California Limited Fund and distribute all remaining assets, if any, to shareholders of California Limited Fund, and
California Limited Fund shall thereafter be terminated under Massachusetts law.

At, or as soon as may be practicable following the Closing Date, Investment Trust on behalf of California Limited Fund shall distribute the Class A, Class B and Class C
National Limited Fund Shares it received from the National Limited Fund to the shareholders of the California Limited Fund and shall instruct National Limited Fund as to the amount of the pro rata interest of each of California Limited Fund’s shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Investment Trust), to be registered on the books of National Limited
Fund, in full and fractional National Limited Fund Shares, in the name of each such shareholder, and National Limited Fund agrees promptly to transfer the National Limited
Fund Shares then credited to the account of California Limited Fund on the books of

National Limited Fund to open accounts on the share records of National Limited Fund in the names of California Limited Fund shareholders in accordance with said instruction.
Each California Limited Fund shareholder shall receive shares of the corresponding class of National Limited Fund to the class of California Limited Fund held by such shareholder.
All issued and outstanding California Limited Fund Shares shall thereupon be canceled on the books of Investment Trust. National Limited Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.	California Limited Fund Securities

On the Delivery Date, Investment Trust on behalf of California Limited Fund shall deliver the
Securities List and tax records. Such records shall be made available to National Limited Fund prior to the Closing Date for inspection by the Treasurer (or his or her designee). Notwithstanding the foregoing, it is expressly understood that California Limited Fund may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a series of an open-end, management investment company.

6.	Liabilities and Expenses

National Limited Fund shall acquire all liabilities of California Limited Fund, whether known or unknown, or contingent or determined. Investment Trust will discharge all known liabilities of
California Limited Fund, so far as may be possible, prior to the Closing Date. California Limited
Fund shall bear the expenses of carrying out this Agreement.

7.	Investment Trust Representations and Warranties

Investment Trust, on behalf of California Limited and National Limited Funds, hereby represents, warrants and agrees as follows:

	7.1	Legal Existence. Investment Trust is a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each of California Limited Fund
and National Limited Fund is a validly existing series of Investment Trust. Investment
Trust is authorized to issue an unlimited number of shares of beneficial interest of
National Limited Fund.

	7.2	Registration under 1940 Act. Investment Trust is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

	7.3	Financial Statements. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of
California Limited Fund dated March 31, 2010 and National Limited Fund dated March
31, 2010, fairly present the financial condition of California Limited Fund and National
Limited Fund as of said dates in conformity with generally accepted accounting principles.

	7.4	No Contingent Liabilities. There are no known contingent liabilities of California Limited
Fund or National Limited Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Investment Trust threatened, against
California Limited Fund or National Limited Fund which would materially affect its financial condition.

	7.5	Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the
Board of Trustees of Investment Trust by vote taken at a meeting of such Board duly called and held on August 9, 2010. No approval of the shareholders of National Limited
Fund is required in connection with this Agreement or the transaction contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of
Investment Trust and is a valid and legally binding obligation of each of California Limited
Fund and National Limited Fund enforceable in accordance with its terms.

7.6	No Material Violations. Investment Trust is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its
Declaration of Trust or By-Laws, as each may be amended, of Investment Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which
Investment Trust is a party or by which it is bound.

7.7	Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on California Limited Fund or National Limited Fund, each of California
Limited Fund and National Limited Fund has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each of California Limited Fund and National Limited Fund has
elected to be treated as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the
Closing Date.

7.8	Good and Marketable Title. On the Closing Date, California Limited Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to
National Limited Fund. Upon delivery of such assets, National Limited Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which National Limited Fund has notice and necessary documentation at or prior to the time of delivery.

7.9	National Limited Fund Investment Trust N-1A Not Misleading. The National Limited Fund
Investment Trust N-1A conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.10	Proxy Statement. The Proxy Statement delivered to the California Limited Fund shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

7.11	Books and Records. Each of California Limited Fund and National Limited Fund have maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.	Conditions Precedent to Closing

The obligations of the parties hereto shall be conditioned on the following:

	8.1	Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing
Date.

	8.2	Shareholder Approval. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of California Limited Fund
Shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended, of Investment Trust.

	8.3	Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

	8.4	Registration Statement. The Investment Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Investment Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Proxy Statement has been delivered to each shareholder of record of the California Limited Fund as of August 19, 2010 in accordance with the provisions of the 1934 Act and the rules thereunder.

	8.5	Declaration of Dividend. Investment Trust shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to
California Limited Fund shareholders all of California Limited Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of California Limited Fund, all of its net capital gain realized in the final taxable period of California Limited Fund (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of
California Limited Fund.

	8.6	State Securities Laws. The parties shall have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

	8.7	Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the
Closing Date.

	8.8	Due Diligence. National Limited Fund shall have had reasonable opportunity to have its officers and agents review the records of California Limited Fund.

	8.9	No Material Adverse Change. From the date of this Agreement, through the Closing
Date, there shall not have been:

· any change in the business, results of operations, assets or financial condition or the manner of conducting the business of California Limited Fund or National
Limited Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

· any loss (whether or not covered by insurance) suffered by California Limited
Fund or National Limited Fund materially and adversely affecting of California
Limited Fund or National Limited Fund, other than depreciation of securities;

· issued by Investment Trust to any person any option to purchase or other right to acquire shares of any class of California Limited Fund or National Limited Fund
Shares (other than in the ordinary course of Investment Trust’s business as an open-end management investment company);

· any indebtedness incurred by California Limited Fund or National Limited Fund for borrowed money or any commitment to borrow money entered into by
California Limited Fund or National Limited Fund except as permitted in
California Limited Fund Investment Trust N-1A or National Limited Fund
Investment Trust N-1A and disclosed in financial statements required to be provided under this Agreement;

· any amendment to the Declaration of Trust or By-Laws of Investment Trust that will adversely affect the ability of Investment Trust to comply with the terms of this
Agreement; or

· any grant or imposition of any lien, claim, charge or encumbrance upon any asset of California Limited Fund except as provided in California Limited Fund
Investment Trust N-1A so long as it will not prevent Investment Trust from complying with Section 7.8.

	8.10	Lawful Sale of Shares. On the Closing Date, National Limited Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Investment Trust, and conform in all substantial respects to the description thereof contained in the Investment Trust N-14 and Proxy Statement furnished to the California Limited Fund shareholders and the
National Limited Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Investment Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

	8.11	Documentation and Other Actions. Investment Trust shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

9.	Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to
Eaton Vance Investment Trust, Two International Place, Boston, MA 02110 (Attention: Chief
Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.	Termination

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 or 8 hereof have not been performed or do not exist on or before December 31, 2010. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders)
shall have any liability to the other.

11.	Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the
Commonwealth of Massachusetts. Investment Trust represents that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.
Investment Trust represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.	Amendments

At any time prior to or after approval of this Agreement by California Limited Fund shareholders (i)
the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of National Limited Fund Shares to be received by California Limited Fund shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.	Massachusetts Business Trust

References in this Agreement to Investment Trust mean and refer to the Trustees from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of
Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Investment Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of Investment Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in such Declaration of Trust. No series of Investment Trust shall be liable for the obligations of any other series.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:	EATON VANCE INVESTMENT TRUST
(on behalf of Eaton Vance California Limited Municipal
Income Fund)

/s/ Maureen A. Gemma	By:	/s/ Cynthia J. Clemson
Maureen A. Gemma, Secretary		Cynthia J. Clemson, President

EATON VANCE INVESTMENT TRUST
(on behalf of Eaton Vance National Limited Maturity
Municipal Income Fund)

/s/ Maureen A. Gemma	By:	/s/ Cynthia J. Clemson
Maureen A. Gemma, Secretary		Cynthia J. Clemson, President